Exhibit 99.1

ABIOMED ANNOUNCES PRELIMINARY RECORD REVENUE OF $22.8 MILLION FOR

THIRD QUARTER OF FISCAL 2010

•     U.S. Commercial Impella Revenue of Approximately $14.5 Million, Up 116% From Prior Year

DANVERS, Mass. — January 7, 2010 – Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies designed for heart recovery, today announced preliminary third quarter fiscal 2010 revenue of approximately $22.8 million, up 32% compared to revenue of $17.3 million for the same period of fiscal 2009. The Company will release complete third quarter fiscal 2010 results on February 4, 2010.

Recent financial and operating highlights during the third quarter of fiscal 2010 include:

•	U.S. commercial Impella revenue totaled approximately $14.5 million, up 116% compared to revenue of $6.7 million in the third quarter of fiscal 2009.

•	Worldwide Impella revenue of approximately $15.9 million, up 81% compared to revenue of $8.8 million for the third quarter of fiscal 2009.

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Approximately 425 U.S. commercial patients were treated with Impella® 2.5, 5.0 or LD, a 166% increase compared to approximately 160 commercial patients in the third quarter of fiscal 2009. A total of approximately 1,625 U.S. commercial patients have been treated with Impella as of the end of the third quarter of fiscal 2010.

•	An additional 66 U.S. hospitals purchased Impella 2.5 for commercial use during the quarter, bringing the total to 392 commercial customers.

•	During the third quarter, approximately 80% of U.S. Impella customers were upgraded to the new Impella platform, which includes the Quick Set Up kit and software.

•	There were 24 patients enrolled in the Protect II study, for a total of 314 patients completed, or 48% of the 654 patients required.

•	Non-Impella revenue was approximately $6.9 million, up 1% sequentially from the second quarter of fiscal 2010 and 18% lower than the third quarter of fiscal 2009.

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Cash burn for the third quarter was $0.6 million, with cash, cash equivalents plus short and long-term marketable securities totaling $51.7 million compared to $52.3 million at the end of the second fiscal quarter of 2010. Cash burn for the third quarter of fiscal 2009 was $2.5 million.

“There continues to be strong demand for our Impella platform, which has grown 63% year-to-date, with more than half of that revenue from reorders,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed. “We believe our recent catalysts, such as product enhancements and U.S. registry will drive more urgent Impella utilization. As a result, we are focused on supporting our customers to achieve independent usage.”

The Company will host a conference call on Thursday, February 4, 2010 at 8 a.m. ET to discuss its third quarter fiscal 2010 results. Michael R. Minogue, Chairman, President and Chief Executive Officer, and Robert L. Bowen, Vice President and Chief Financial Officer, will host the conference call. Conference call details will be released later this month.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support to acute heart failure patients across the continuum of care in heart recovery. Our products are designed to enable the heart to rest, heal and recover by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com.

FORWARD-LOOKING STATEMENTS

This Release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing, regulatory approvals, anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report filed on Form 10-K and the most recently filed Quarterly Report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this Release or to reflect the occurrence of unanticipated events.

For further information please contact:

Aimee Maillett

Public Relations Specialist

978-646-1553

ir@abiomed.com

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